Exhibit 99.1

Amgen Update Regarding COVID-19 For Media

March 31, 2020

As the COVID-19 pandemic continues to evolve, we are committed to doing everything we can to keep our staff and their families safe and to help the communities where we live and work reduce the number of people exposed to the virus. We are also committed to delivering an uninterrupted supply of our medicines for the patients who need them. If you are a patient, medical professional, employee, or member of the community, please see our COVID-19 Information Center page.

IMPACT TO OUR BUSINESS

•	Early in March we activated our business continuity plans to avoid or minimize business disruption and ensure the well-being of our staff.

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At this stage of the COVID-19 pandemic we cannot rule out future impact on our business. For example, since the pandemic was declared, we have observed fewer patient/doctor interactions and our representatives are having fewer visits with health care providers which may affect our sales in the future.

•	We will provide further updates on our business performance when we report our Q1 earnings.

SUPPLY OF OUR MEDICINES

•	Amgen continues to provide an uninterrupted supply of medicines for patients around the world and we do not currently anticipate a shortage of our medicines due to COVID-19.

CLINICAL TRIALS AND R&D EFFORTS

•	We have clinical work ongoing at investigational sites across the globe.

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An increasing number of clinical trial sites are restricting site visits and imposing restrictions on the initiation of new trials and patient visits to protect both site staff and patients from possible COVID-19 exposure.

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Given the safety concerns around COVID-19 and the associated risk to maintaining normal clinical trial operations, we are making decisions study-by-study and country-by-country to minimize risk to the patients and facilities.

•	Accordingly, we have temporarily paused enrollment/screening in clinical trials where there is uncertainty around the ability of sites to ensure subject safety or data integrity at the present time.

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We are allowing enrollment to continue in studies where there is the potential for significant benefit in a serious or life-threatening condition and where site resources allow new patients to be safely enrolled and closely monitored.

•	We are continuing study start-up activities where possible to allow rapid site activation and enrollment at the appropriate time.

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Patients already enrolled in studies continue to receive study drug, and we remain focused on supporting our sites in providing care for these patients and providing continued investigational drug supply.

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We are actively implementing remote and local procedures per recent FDA guidance and working with investigators for appropriate care of these patients in a safe manner consistent with agency guidelines.

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The potentially pivotal AMG 510 Phase 2 non-small cell lung cancer study, the tezepelumab Phase 3 asthma study in collaboration with AstraZeneca, and the omecamtiv mecarbil Phase 3 heart failure study in collaboration with Cytokinetics are all fully enrolled, and thus we do not anticipate significant delays in obtaining results.

WHAT WE ARE DOING FOR OUR COMMUNITIES

•	One component of the Amgen Foundation’s mission is to invest in strengthening communities where Amgen staff members live and work. To that end:

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Amgen and the Amgen Foundation have committed up to $12.5 million to support COVID-19 relief efforts directly in the communities where our team members live and work. The funds will be used to support emergency response efforts in Amgen’s U.S. and international communities, patient-focused organizations that are mounting their own response efforts, and international relief efforts by Direct Relief and International Medical Corps. Read more here.

•	The Amgen Foundation will also match donations made by Amgen staff around the globe who wish to contribute their own funds to the relief efforts.

•	In addition, the Amgen Foundation seeks to advance excellence in science education and inspire the next generation of innovators.

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In January, the Amgen Foundation and Harvard’s Faculty of Arts and Sciences launched LabXchange, a free online science education platform that provides users access to personalized instruction, virtual lab experiences and networking opportunities across the global scientific community. As the founding sponsor, the Amgen Foundation awarded $11.5 million in grant funding to Harvard to deepen the impact of this new online learning platform across the globe.

•	The Amgen Foundation is the founding biology partner of the Khan Academy, a leading innovative and effective educational technology platform with over 70 million registered users across the globe.

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Free online learning programs supported through both of these deep relationships are available to help students continue their science education during school closures, and can be accessed via the LabXchange and Khan Academy’s online learning websites.

•	Amgen is also partnering with our communities to identify opportunities for our staff to volunteer to help with science education for students locally.

WHAT WE ARE DOING FOR OUR EMPLOYEES

Financial Support

•	We have committed to pay continuity for employees and will assess the duration of that commitment as the situation evolves.

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We are providing staff working from home in the U.S. and Puerto Rico a monthly stipend for home broadband Internet access along with an allowance to purchase any necessary home office equipment of their choice.

Working from Home Assistance

•	We have set up an internal website dedicated to COVID-19 for employees to review updates, video messages from leadership, podcasts, access to training, and frequently asked questions.

•	We have launched an additional teleconferencing platform globally with dedicated technical support.

•	Ongoing online training and development is being used by thousands of employees.

Employee Wellness Resources

•	We have launched a virtual health and wellness program for all Amgen team members with an emphasis on work-at-home strategies.

•	We have implemented a virtual workout, nutrition, and yoga app offering all of our Amgen team members around the world hundreds of regionally appropriate online programs free of charge.

•	We are offering mental health resources, including virtual coaching, therapy sessions, meditation and mindfulness programs.

•	We are providing manager resources, such as resilience training, to help our leaders assist their teams through this period of dynamic change.

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Our largest medical plan is offering telemedicine visits for all illnesses with no deductibles or co-insurance for 90 days to encourage the safety of our team members, their families and healthcare providers.

Guidance to Staff on Work Locations, Meetings, and Travel

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Since Monday, March 16, all employees who were able to work from home have been doing so until further notice. This includes staff at our corporate headquarters in Thousand Oaks, CA. Our teams in Asia have been proactively modeling this behavior for many weeks and in some cases are now returning to work based on local conditions and guidance from local health officials.

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In addition, we have made the decision to suspend all in-person meetings and interactions with the healthcare community and professionals in the U.S. As of March 16, all U.S. field staff have been working from home and have moved to a virtual interaction model.

•	Amgen has suspended international business travel and limited domestic travel in the U.S.

•	We have suspended attendance at medical congresses, conferences and other large events.

•	Enhanced cleaning procedures and visitor screenings were implemented at all Amgen locations.

Forward-Looking Statements

This communication contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations with any other company, including BeiGene, Ltd., or the Otezla® (apremilast) acquisition, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this communication and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

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CONTACTS:

Jessica Akopyan, 805-447-0974 (media)

Megan Fox, 805-447-1423 (media)

Trish Rowland, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)